EXHIBIT 5.1

OPINION OF DAVIS WRIGHT TREMAINE LLP

July 18, 2017

The Board of Directors

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia, Canada V6C 1G8

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to Mercer International Inc., a corporation formed under the laws of the State of Washington (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by the Company of up to an additional 2,250,000 shares of common stock, par value $1.00 per share (the “Shares”), issuable by the Company under the Mercer International Inc. 2010 Stock Incentive Plan, as amended effective May 31, 2017 (the “Stock Incentive Plan”).

In connection with this opinion, we have reviewed, among other things, the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, as amended, the Stock Incentive Plan, and related agreements and records of corporate proceedings and other actions taken or proposed to be taken by the Company and its shareholders in connection with the authorization, issuance and sale of the Shares pursuant to awards made under the Stock Incentive Plan. We have made such other factual inquiries as we deemed necessary to render this opinion. In rendering our opinion we have also made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Based upon the foregoing and in reliance thereon, it is our opinion that the reservation for issuance of the Shares pursuant to the Stock Incentive Plan has been duly authorized and, when issued pursuant to awards granted and exercised in accordance with the terms of the Stock Incentive Plan and related agreements, the Shares will be validly issued, fully paid and non-assessable.

We further advise you that this opinion is limited to the Washington Business Corporations Act as in effect as of the date of this opinion letter, and we disclaim any opinion as to any other laws. We do not express any opinion regarding the Securities Act or any federal laws or regulations or any “Blue Sky” securities laws of any state.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Davis Wright Tremaine LLP